UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2011

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	333-172205	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 7, 2011, American Realty Capital Properties, Inc. (the “Company”) closed its previously announced issuance of 75,000 shares of the Company’s common stock, par value $0.01 per share, at a price of $10.50 per share (before underwriting discounts and commissions) pursuant to the exercise by the underwriters in the Company’s underwritten public offering of a portion of their option to purchase additional shares of common stock. The net proceeds to the Company from the exercise of such over-allotment option were approximately $0.7 million, after deducting underwriting discounts and commissions.

In the Company’s underwritten public offering, the underwriters were granted a 30-day option to purchase up to 225,000 additional shares of common stock at the initial offering price, less underwriting discounts and commissions. The underwriters continue to have the option to purchase the balance of the additional shares, or 150,000 shares of the Company’s common stock, on or prior to November 28, 2011.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) and Maxim Group LLC, acted as the representatives of the underwriters and the joint book-running managers of the offering. National Securities Corporation and Aegis Capital Corp. acted as co-managing underwriters for the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

November 7, 2011	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors